EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
[Missing Graphic Reference]

The following is a list of the subsidiaries of the Company as of April 30, 2008:

Name of Subsidiary	State of Incorporation

Best Well Service, Inc.	Kansas
Bob Beeman Drilling Company	Utah